Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Cummins Inc. due December 22, 2014	$5,669,750.00	$730.26
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Genworth Financial, Inc. due December 22, 2014	$12,076,000.00	$1,555.39
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Medivation, Inc. due December 22, 2014	$3,308,500.00	$426.13
Contingent Absolute Return Autocallable Optimization Securities linked to the American depositary shares of Rio Tinto plc due December 22, 2014	$2,534,000.00	$326.38

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 31, 2012)

UBS AG Contingent Absolute Return Autocallable Optimization Securities

UBS AG $5,669,750 Securities linked to the common stock of Cummins Inc. due December 22, 2014

UBS AG $12,076,000 Securities linked to the common stock of Genworth Financial, Inc. due December 22, 2014

UBS AG $3,308,500 Securities linked to the common stock of Medivation, Inc. due December 22, 2014

UBS AG $2,534,000 Securities linked to the American depositary shares of Rio Tinto plc due December 22, 2014

Investment Description

UBS AG Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the American depositary shares or common stock of a specific company (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities, or not close below the trigger price on the final valuation date. If the underlying equity closes at or above the initial price on any observation date, UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return equal to the absolute value of the percentage decline of the price of the underlying equity from the trade date to the final valuation date (the “contingent absolute return”). If by maturity the Securities have not been called and the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Absolute Return at Maturity — If by maturity the Securities have not been called and the price of the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return at maturity equal to the contingent absolute return. If the price of the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	December 13, 2013
Settlement Date	December 18, 2013
Observation Dates*	Quarterly (see page 4)
Final Valuation Date*	December 16, 2014
Maturity Date*	December 22, 2014

*	Subject to postponement in the event of a market disruption event. See “Observation Dates”, “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the CARS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE CONTINGENT ABSOLUTE RETURN AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These terms relate to four separate Securities we are offering. Each of the four Securities is linked to the American depositary shares or common stock of a different company and each of the four Securities has a different call return rate, initial price and trigger price. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Equity Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
Common Stock of Cummins Inc.	CMI	10.02% per annum*	$130.01	$104.01, which is 80% of the Initial Price	90271R772	US90271R7724
Common stock of Genworth Financial, Inc.	GNW	12.75% per annum*	$14.96	$11.22, which is 75% of the Initial Price	90271R780	US90271R7807
Common stock of Medivation, Inc.	MDVN	15.00% per annum*	$63.14	$37.88, which is 60% of the Initial Price	90271R798	US90271R7989
American depositary shares of Rio Tinto plc	RIO	9.85% per annum*	$51.78	$38.84, which is 75% of the Initial Price	90271R806	US90271R8060

*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

The estimated initial value of the Securities as of the trade date is (i) $9.750 for Securities linked to the common stock of Cummins Inc. (ii) $9.746 for Securities linked to the common stock of Genworth Financial, Inc. (iii) $9.700 for Securities linked to the common stock of Medivation, Inc. and (iv) $9.700 for Securities linked to the American depositary shares of Rio Tinto plc. The estimated initial value of the Securities was determined as of the close of relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Contingent Absolute Return Autocallable Optimization Securities (“CARS”) product supplement relating to the Securities, dated January 31, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Cummins Inc.	$5,669,750.00	$10.00	$85,046.25	$0.15	$5,584,703.75	$9.85
Securities linked to the common stock of Genworth Financial, Inc.	$12,076,000.00	$10.00	$181,140.00	$0.15	$11,894,860.00	$9.85
Securities linked to the common stock of Medivation, Inc.	$3,308,500.00	$10.00	$49,627.50	$0.15	$3,258,872.50	$9.85
Securities linked to the American depositary shares of Rio Tinto plc	$2,534,000.00	$10.00	$38,010.00	$0.15	$2,495,990.00	$9.85

UBS Financial Services Inc. Pricing Supplement dated December 13, 2013	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	CARS product supplement dated January 31, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512030973/d291373d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Contingent Absolute Return Autocallable Optimization Securities” or the “Securities” refer to four different Securities that are offered hereby. Also, references to the “CARS product supplement” mean the UBS product supplement, dated January 31, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates or will close at or above the trigger price on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return if the Securities are called, and to the contingent absolute return (as limited by the trigger price) if the Securities have not been called.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Securities based on the applicable call return rate indicated on the cover hereof.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date exposing you to the negative underlying return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying equity or that has unlimited return potential.

♦	You are unwilling to invest in the Securities based on the applicable call return rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The American depositary shares or common stock of a specific company, as indicated on the first page of this pricing supplement.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of (i) 10.02% per annum for Securities linked to the common stock of Cummins Inc. (ii) 12.75% per annum for Securities linked to the common stock of Genworth Financial, Inc. (iii) 15.00% per annum for Securities linked to the common stock of Medivation, Inc. and (iv) 9.85% per annum for Securities linked to the American depositary shares of Rio Tinto plc.
Call Price	The call price equals the principal amount per Security plus the applicable call return.
The table below reflects the call return rate of 10.02% per annum for Securities linked to the common stock of Cummins Inc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
March 13, 2014	March 17, 2014	2.505%	$10.2505
June 13, 2014	June 17, 2014	5.010%	$10.5010
September 15, 2014	September 17, 2014	7.515%	$10.7515
December 16, 2014	December 22, 2014	10.020%	$11.0020

The table below reflects the call return rate of 12.75% per annum for Securities linked to the common stock of Genworth Financial, Inc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
March 13, 2014	March 17, 2014	3.188%	$10.3188
June 13, 2014	June 17, 2014	6.375%	$10.6375
September 15, 2014	September 17, 2014	9.563%	$10.9563
December 16, 2014	December 22, 2014	12.750%	$11.2750

The table below reflects the call return rate of 15.00% per annum for Securities linked to the common stock of Medivation, Inc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
March 13, 2014	March 17, 2014	3.750%	$10.3750
June 13, 2014	June 17, 2014	7.500%	$10.7500
September 15, 2014	September 17, 2014	11.250%	$11.1250
December 16, 2014	December 22, 2014	15.000%	$11.5000

The table below reflects the call return rate of 9.85% per annum for Securities linked to the American depositary shares of Rio Tinto plc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
March 13, 2014	March 17, 2014	2.463%	$10.2463
June 13, 2014	June 17, 2014	4.925%	$10.4925
September 15, 2014	September 17, 2014	7.388%	$10.7388
December 16, 2014	December 22, 2014	9.850%	$10.9850

* Call return and call price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return).

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Trigger Price	A percentage of the initial price of the underlying equity, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Initial Price	The closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

(1)	Subject to the market disruption event provisions set forth in the CARS product supplement beginning on page PS-31.

Investment Timeline

Trade Date	The closing price of the underlying equity is observed, the trigger price is determined and the call return rate is set.

Quarterly

The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Securities are called, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will pay an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return)

per Security

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the first page of this pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Initial Price:	$20.00
Call Return Rate:	10.00% per annum (or 2.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$14.00 (which is 70.00% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$25.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.2500

Since the Securities are called on the first observation date, UBS will pay you on the call settlement date a total call price of $10.2500 per $10.00 principal amount (2.50% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$15.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$16.50 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$21.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$11.0000

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.00 per $10.00 principal amount (10.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$15.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$16.50 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$18.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 x Contingent Absolute Return) $10.00 + ($10 x 10%) $10.00 + $1.00
$11.0000

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $11.0000 per $10.00 principal amount (10% total return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$15.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$13.50 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$10.00 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return) $10.00 + ($10 × -50%) $10.00 - $5.00 $5.0000

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $5.0000 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each underlying equity. These risks are explained in more detail in the “Risk Factors” section of the CARS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the product of the principal amount multiplied by the contingent absolute return only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, the contingent absolute return will not apply and you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited — The return potential of the Securities resulting from an automatic call is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the Securities are not called and if the final price is not less than the trigger price, you will not benefit from any further depreciation of the final price below the trigger price and in that case will not receive a contingent absolute return and will lose some or all of your investment in an amount proportionate to the negative underlying return.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuers, please see “Information about the Underlying Equities” and “Cummins Inc.,” “Genworth Financial, Inc.,” “Medivation, Inc.” and “Rio Tinto plc” below and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation, even though you may be subject to any decline in the price of the underlying equity.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you may lose some or all of your initial investment.

♦

Risks associated with non-U.S. Companies — An investment in the Securities linked to the value of non-U.S. companies, such as the American depositary shares of Rio Tinto plc (“Rio Tinto”), which is issued by a British issuer, involves risks associated with the home country of such non-U.S. company. The prices of Rio Tinto’s American depositary share may be affected by political, economic, financial and social factors in the home country of Rio Tinto, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦

There are important differences between the American depositary shares and the ordinary shares of Rio Tinto plc — If your Securities are linked to Rio Tinto plc, you should be aware that your return on the Securities is linked to the price of the American depositary shares of Rio Tinto and not the ordinary shares of Rio Tinto. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American Depositary Receipts that represent two common shares of Rio Tinto. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuers, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of Rio Tinto may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

♦

Exchange rate risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary shares.

♦

The Securities linked to American depositary shares are subject to risks associated with foreign securities markets — If your securities are linked to Rio Tinto plc, the underlying stock of the Securities is the American depositary shares of a foreign company. Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

The Securities are subject to non-U.S. securities market risk. The Securities are linked to the American depositary shares of securities issued by foreign companies in foreign securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price and trigger price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the CARS product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the American depositary shares or common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the American depositary shares or common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-33 of the CARS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the call price is payable to you on any call settlement date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the call return rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse affect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first, second and third calendar quarters of 2013, where applicable. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Cummins Inc

According to publicly available information, Cummins Inc. (“Cummins”) designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, including filtration, exhaust aftertreatment, fuel systems, controls systems and air handling systems. Cummins sells its products to original equipment manufacturers, distributors and customers globally. Cummins operates in four business segments: Engine segment, Power Generation segment, Components segment and the Distribution segment. The Engine segment is engaged in manufacturing and marketing a range of diesel and natural gas- powered engines under the Cummins brand name, as well as certain customer brand names. The Power Generation segment is engaged in designing and manufacturing the components that make up power generation systems, including engines, controls, alternators, transfer switches and switchgear. The Components segment is engaged in supplying products which complement the Engine segment, including filtration products, turbochargers, after treatment systems, intake and exhaust systems and fuel systems for commercial diesel applications. The Distribution segment consists of Cummins-owned and joint venture distributors that distribute the full range of products and services to end-users. Information filed by Cummins with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04949, or its CIK Code: 0000026172. Cummins’s website is http://www.cummins.com. Cummins’s common stock is listed on the New York Stock Exchange under the ticker symbol “CMI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cummins’s common stock, based on the daily closing prices on the primary exchange for Cummins. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Cummins’s common stock on December 13, 2013 was $130.01. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	$31.61	$18.45	$25.45
4/1/2009	6/30/2009	$36.45	$26.35	$35.21
7/1/2009	9/30/2009	$48.49	$32.08	$44.81
10/1/2009	12/31/2009	$50.55	$42.54	$45.86
1/4/2010	3/31/2010	$63.08	$45.16	$61.95
4/1/2010	6/30/2010	$75.79	$62.34	$65.13
7/1/2010	9/30/2010	$91.30	$63.57	$90.58
10/1/2010	12/31/2010	$111.25	$88.10	$110.01
1/3/2011	3/31/2011	$113.85	$97.55	$109.62
4/1/2011	6/30/2011	$120.18	$92.44	$103.49
7/1/2011	9/30/2011	$110.82	$79.91	$81.66
10/3/2011	12/30/2011	$103.39	$81.01	$88.02
1/3/2012	3/30/2012	$128.00	$91.05	$120.04
4/2/2012	6/30/2012	$121.71	$89.65	$96.91
7/2/2012	9/28/2012	$103.19	$83.53	$92.21
10/1/2012	12/31/2012	$108.67	$86.49	$108.35
1/2/2013	3/28/2013	$120.38	$110.59	$115.81
4/1/2013	6/28/2013	$119.63	$103.66	$108.46
7/1/2013	9/30/2013	$135.25	$108.90	$132.87
10/1/2013*	12/13/2013*	$138.18	$125.44	$130.01

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Cummins’s common stock from January 3, 2000 to December 13, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $104.01, which is equal to 80% of the closing price on December 13, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Genworth Financial, Inc.

According to publicly available information, Genworth Financial, Inc. (“Genworth”) is a financial security company. Genworth provides insurance, wealth management, investment and financial solutions. Genworth operates in the following segments: U.S. Life Insurance, International Mortgage Insurance, U.S. Mortgage Insurance, International Protection, Wealth Management and Runoff. The U.S. Life Insurance segment offers and manages a variety of insurance and fixed annuity products. The International Mortgage Insurance segment provides mortgage insurance products and related services in Canada and Australia and also participates in select European and other countries. The U.S. Mortgage Insurance segment offers mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. The International Protection segment provides payment protection coverage (referred to as lifestyle protection) in multiple European countries. The Wealth Management segment offers and manages a variety of wealth management products that include managed account programs together with advisor support and financial planning services. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Information filed by Genworth with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32195, or its CIK Code: 0001276520. Genworth’s website is http://www.genworth.com. Genworth’s common stock is listed on the New York Stock Exchange under the ticker symbol “GNW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Genworth’s common stock, based on the daily closing prices on the primary exchange for Genworth. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Genworth’s common stock on December 13, 2013 was $14.96. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	$3.17	$0.84	$1.90
4/1/2009	6/30/2009	$7.10	$1.96	$6.99
7/1/2009	9/30/2009	$13.34	$5.32	$11.95
10/1/2009	12/31/2009	$12.12	$8.69	$11.35
1/4/2010	3/31/2010	$18.34	$12.05	$18.34
4/1/2010	6/30/2010	$18.96	$13.07	$13.07
7/1/2010	9/30/2010	$15.79	$10.59	$12.22
10/1/2010	12/31/2010	$13.51	$11.29	$13.14
1/3/2011	3/31/2011	$14.31	$12.42	$13.46
4/1/2011	6/30/2011	$13.54	$9.89	$10.28
7/1/2011	9/30/2011	$10.68	$4.92	$5.74
10/3/2011	12/30/2011	$7.19	$5.13	$6.55
1/3/2012	3/30/2012	$9.54	$6.75	$8.32
4/2/2012	6/30/2012	$8.38	$4.88	$5.66
7/2/2012	9/28/2012	$6.12	$4.12	$5.23
10/1/2012	12/31/2012	$7.51	$5.13	$7.51
1/2/2013	3/28/2013	$10.51	$7.90	$10.00
4/1/2013	6/28/2013	$11.41	$9.10	$11.41
7/1/2013	9/30/2013	$13.40	$11.62	$12.79
10/1/2013*	12/13/2013*	$15.40	$12.62	$14.96

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Genworth’s common stock from May 25, 2004 to December 13, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $11.22, which is equal to 75% of the closing price on December 13, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Medivation, Inc.

According to publicly available information, Medivation, Inc. (“Medivation”) is a biopharmaceutical company that develops and commercializes therapies to treat serious diseases. Its advanced program XTANDI® capsules, or XTANDI, is partnered with Astellas Pharma Inc., or Astellas for treatment of patients with metastatic castration-resistant prostate cancer. Together with Astellas, Medivation is also conducting multiple trials of enzalutamide in earlier prostate cancer disease states, including the Phase 3 PREVAIL trial in patients with mCRPC who have not received chemotherapy, or prechemotherapy mCRPC patients, and in patients with breast cancer. Medivation and Astellas also conduct the TERRAIN trial and the STRIVE trial, two randomized, double-blind Phase 2 trials evaluating enzalutamide head-to-head versus bicalutamide, the marketed anti-androgen drug, in prechemotherapy castration-resistant prostate cancer (CRPC patients). It also has ongoing programs with other agents in multiple different indications in early stages of research and development. Information filed by Medivation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32836, or its CIK Code: 0001011835. Medivation’s website is http://www.medivation.com. Medivation’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MDVN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Medivation’s common stock, based on the daily closing prices on the primary exchange for Medivation. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Medivation’s common stock on December 13, 2013 was $63.14. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	$11.46	$7.06	$9.14
4/1/2009	6/30/2009	$12.50	$8.94	$11.21
7/1/2009	9/30/2009	$13.87	$11.25	$13.57
10/1/2009	12/31/2009	$19.49	$12.52	$18.83
1/4/2010	3/31/2010	$20.13	$5.25	$5.25
4/1/2010	6/30/2010	$6.11	$4.42	$4.42
7/1/2010	9/30/2010	$6.52	$4.46	$6.50
10/1/2010	12/31/2010	$8.16	$5.54	$7.59
1/3/2011	3/31/2011	$9.34	$6.75	$9.32
4/1/2011	6/30/2011	$12.50	$10.03	$10.72
7/1/2011	9/30/2011	$11.39	$7.45	$8.49
10/3/2011	12/30/2011	$24.40	$7.90	$23.06
1/3/2012	3/30/2012	$37.65	$22.92	$37.36
4/2/2012	6/30/2012	$45.70	$36.69	$45.70
7/2/2012	9/28/2012	$56.90	$44.85	$56.36
10/1/2012	12/31/2012	$58.49	$43.99	$51.16
1/2/2013	3/28/2013	$57.71	$42.63	$46.77
4/1/2013	6/28/2013	$55.06	$45.21	$49.20
7/1/2013	9/30/2013	$60.66	$52.04	$59.94
10/1/2013*	12/13/2013*	$66.68	$49.82	$63.14

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Medivation’s common stock from March 20, 2007 to December 13, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $37.88, which is equal to 60% of the closing price on December 13, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Rio Tinto plc

According to publicly available information, Rio Tinto plc (“Rio Tinto”) is engaged in minerals exploration, development, production and processing. Rio Tinto’s product groups include aluminum, copper, diamonds and minerals, energy, and iron ore. Its major products are aluminum, copper, diamonds, coal, iron ore, uranium, molybdenum, gold, borates, titanium dioxide, salt and talc. Rio Tinto’s businesses include open pit and underground mines, mills, refineries and smelters, as well as a number of research and service facilities. Information filed by Rio Tinto with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10533, or its CIK Code: 0000863064. Rio Tinto’s website is http://www.riotinto.com. Rio Tinto’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “RIO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Rio Tinto’s American depositary shares, based on the daily closing prices on the primary exchange for Rio Tinto. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Rio Tinto’s American depositary shares on December 13, 2013 was $51.78. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	$35.29	$19.79	$33.52
4/1/2009	6/30/2009	$53.13	$31.67	$40.97
7/1/2009	9/30/2009	$45.66	$31.14	$42.57
10/1/2009	12/31/2009	$55.44	$40.22	$53.85
1/4/2010	3/31/2010	$59.95	$46.90	$59.18
4/1/2010	6/30/2010	$61.60	$39.87	$43.60
7/1/2010	9/30/2010	$59.60	$44.26	$58.73
10/1/2010	12/31/2010	$71.66	$58.59	$71.66
1/3/2011	3/31/2011	$76.63	$62.00	$71.12
4/1/2011	6/30/2011	$73.93	$65.55	$72.32
7/1/2011	9/30/2011	$73.63	$44.08	$44.08
10/3/2011	12/30/2011	$58.18	$42.30	$48.92
1/3/2012	3/30/2012	$62.70	$51.24	$55.59
4/2/2012	6/30/2012	$57.25	$42.32	$47.81
7/2/2012	9/28/2012	$53.18	$43.00	$46.76
10/1/2012	12/31/2012	$58.22	$46.81	$58.09
1/2/2013	3/28/2013	$59.92	$46.68	$47.08
4/1/2013	6/28/2013	$48.60	$40.34	$41.08
7/1/2013	9/30/2013	$51.89	$39.90	$48.76
10/1/2013*	12/13/2013*	$53.87	$47.49	$51.78

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Rio Tinto’s American depositary shares from January 3, 2000 to December 13, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $38.84, which is equal to 75% of the closing price on December 13, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally not recognize any income or loss with respect to your Securities prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the discussion below, such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less).

However, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon maturity of your Securities is determined, even though you will not receive any amounts from the Issuer in respect of your Securities prior to the maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the maturity of your Securities, and such holding period may be treated as less than one year even if you receive cash upon the maturity of your Securities at a time that is more than one year after the beginning of your holding period.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-48 of the CARS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

There may be also a risk that the Internal Revenue Service could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying equity.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

We will not attempt to ascertain whether the issuer of any of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in section 897 of the Code. If the issuer of the underlying equity or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends (“dividend equivalents”). Under recently issued proposed U.S. Treasury Department regulations, certain payments with respect to certain equity-linked instruments, including possibly the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. However, if adopted in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER (INCLUDING NON-U.S.) TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document that filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.